Exhibit 6

HAWKER RESOURCES INC.

Notice of Annual and Special Meeting of Shareholders
and Information Circular

April 28, 2004

Dear Shareholders,

You are invited to join us at Hawker Resources Inc.’s annual and special meeting of shareholders which will be held at the First Canadian Centre Conference Centre, 350 – 7th Avenue S.W., Calgary, Alberta, on Wednesday, April 28, 2004 at 10:00 a.m. (Calgary time).

The following Information Circular describes the business to be conducted at the meeting. We hope that you will take the time to consider the information on these matters set out in the circular. It is important that you exercise your vote. Instructions on how to vote your shares are on the first two pages of the circular.

At the meeting there will be an opportunity to ask questions and meet your fellow shareholders. We look forward to your participation.

Sincerely,

(Signed) Ronald P. Mathison Ronald P. Mathison Chairman of the Board	(Signed) David A. Tuer David A. Tuer President and Chief Executive Officer

HAWKER RESOURCES INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
APRIL 28, 2004

TO THE SHAREHOLDERS OF HAWKER RESOURCES INC.

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of shareholders of Hawker Resources Inc. (the “Corporation”) will be held at First Canadian Centre Conference Centre, 350 – 7th Avenue S.W., Calgary, Alberta, on Wednesday, April 28, 2004 at 10:00 a.m. (Calgary time) for the following purposes:

1.	to receive the annual report and the financial statements of the Corporation for the year ended December 31, 2003 together with the report of the auditors thereon;

2.	to fix the number of directors to be elected at the meeting at 6 members and to elect the directors of the Corporation for the ensuing year;

3.	to consider, and if thought appropriate, to pass an ordinary resolution approving future private placements of up to 50% of the issued and outstanding common shares of the Corporation, at any time until the next annual meeting of shareholders, subject to the policies of The Toronto Stock Exchange;

4.	to consider, and if thought appropriate, to pass an ordinary resolution approving amendments to the Corporation’s stock option plan to provide for a cash payment feature and to increase the number of common shares reserved for issuance thereunder;

5.	to consider, and if thought appropriate, to pass a special resolution authorizing an amendment to the Corporation’s articles to reclassify the Corporation’s class A common shares into common shares;

6.	to appoint auditors for the Corporation for the ensuing year and to authorize the directors to fix their remuneration; and

7.	to transact such other business as may properly be brought before the Meeting or any adjournment or adjournments thereof.

Shareholders are referred to the accompanying Information Circular dated March 5, 2004 (the “Information Circular”) for more detailed information with respect to the matters to be considered at the Meeting.

A shareholder may attend the Meeting in person or may be represented thereat by proxy. Shareholders who are unable to attend the Meeting in person are requested to date, sign and return the accompanying form of proxy, or other appropriate form of proxy, in accordance with the instructions set forth in the Information Circular. A proxy will not be valid unless it is deposited at the offices of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1 Attention: Proxy Department, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the Meeting, or any adjournment thereof. A person appointed as proxyholder need not be a shareholder of the Corporation.

DATED the 5th day of March, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

(signed) David A. Tuer President and Chief Executive Officer

HAWKER RESOURCES INC.

INFORMATION CIRCULAR
FOR THE ANNUAL AND SPECIAL MEETING
TO BE HELD ON APRIL 28, 2004 AT 10:00 A.M.

SOLICITATION OF PROXIES

     This information circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Hawker Resources Inc. (the “Corporation”) for use at the annual and special meeting of the shareholders of the Corporation to be held at First Canadian Centre Conference Centre, 350 – 7th Avenue S.W., in the City of Calgary, in the Province of Alberta, on April 28, 2004 at 10:00 o’clock in the morning (MST) (the “Meeting”) and at any adjournments thereof, for the purposes set forth in the accompanying notice of meeting. The solicitation of proxies will be primarily by mail, but may also be by telephone, telegraph or oral communications by the directors, officers and regular employees of the Corporation. The costs of preparation and mailing of the notice of meeting, form of proxy and this Circular as well as any such solicitation referred to above will be borne by the Corporation. Except as otherwise stated herein the information contained herein is given as of March 5, 2004.

APPOINTMENT OF PROXYHOLDERS AND DISCRETIONARY AUTHORITY

     A shareholder has the right to appoint a person or company (who need not be a shareholder of the Corporation) other than David A. Tuer and Ronald P. Mathison, the management designees, to attend and act for the shareholder at the Meeting. Such right may be exercised by inserting in the blank space provided in the accompanying form of proxy the name of the person or company to be appointed and deleting the names of the management designees or by completing another proper form of proxy and, in either case, depositing the resulting form of proxy at Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, at least 48 hours before the Meeting for which it is to be used. The proxy shall be in writing and shall be executed by the shareholder or an attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

     All shares represented at the Meeting by properly executed proxies will be voted in accordance with the instructions of the shareholders on any ballot that may be called for and where a choice with respect to any matter to be acted upon has been specified in the form of proxy, the shares represented by the proxy will be voted or withheld from voting in accordance with such specification. In the absence of any such specifications, the management designees, if named as proxy, will vote in favour of all the matters set out therein. If a shareholder appoints a person designated in the form of proxy as nominee and a choice with respect to any matters to be acted upon has not been specified, the proxy will be voted in favour of all the matters set out therein.

     The enclosed form of proxy, when properly signed, also confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of meeting and with respect to other matters that may properly come before the Meeting or any adjournment thereof. Management of the Corporation is not aware of any matters that are to be presented at the Meeting other than the matters set forth in the notice of meeting. If other matters or amendments or variations do properly come before the Meeting, the persons named in the accompanying form of proxy will vote according to their best judgment.

REVOCATION OF PROXIES

     A shareholder or intermediary who has given a proxy, or an attorney authorized in writing, may revoke it as to any matter upon which a vote has not already been cast pursuant to the authority conferred by the proxy, by instrument in writing executed by the shareholder or an attorney authorized in writing, or, if the shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized in writing, and deposited either at the registered office of the Corporation or the office of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used, or deposited with the Chairman of such Meeting on the day of the Meeting or adjournment thereof, or by executing a proxy bearing a later date and depositing the new proxy at the office of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Attention: Proxy Department, at any time up to and including the last business day preceding the day of the Meeting or any adjournment thereof at which the proxy is to be used, or with the Chairman of such Meeting on the day of the Meeting or any adjournment thereof. In addition, a proxy may be revoked by the shareholder personally attending at the Meeting and voting his or her shares.

BENEFICIAL HOLDERS OF SHARES

     The information set forth in this section is of significant importance to many shareholders of the Corporation, as a substantial number of the shareholders do not hold their common shares (“Common Shares”) in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Circular as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those Common Shares will more likely be registered under the name of the broker or an agent of a broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co., (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted upon the instructions of the Beneficial Shareholders. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. The Corporation does not know for whose benefit the Common Shares registered in the name of CDS & Co. are held. Therefore, Beneficial Shareholders cannot be recognized at the Meeting for purposes of voting the Common Shares in person or by way of proxy, except as set out below.

     Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholder meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that the Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to that provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications (“ADP”). ADP typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to ADP. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with an ADP sticker on it cannot use that proxy to vote Common Shares directly at the Meeting — the proxy must be returned to ADP well in advance of the Meeting in order to have the Common Shares voted.

     Although a Beneficial Shareholder may not be recognized directly at the Meeting for purposes of voting Common Shares registered in the name of his or her broker (or agent of the broker), a Beneficial Shareholder may attend the Meeting as proxy holder for the registered holder of Common Shares and vote his or her Common Shares in that capacity. Beneficial Holders of Common Shares who wish to attend the Meeting and indirectly vote their Common Shares as proxy holder for the registered holder of such shares should enter their own names in the blank space on the form of proxy provided to them and return the same to their broker (or broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     March 5, 2004, is the record date for determination of shareholders of the Corporation entitled to notice of and to vote at the Meeting, provided that to the extent a shareholder transfers the ownership of any Common Shares after the record date and the transferee of those shares establishes that he or she owns such shares and requests not later than 10 days before the Meeting that the transferee’s name be included in the shareholders’ list before the Meeting, such transferee is entitled to vote such shares at the Meeting. As at March 5, 2004, the Corporation had 35,997,200 Common Shares outstanding, each share carrying the right to one vote.

     To the knowledge of the directors and officers of the Corporation, other than Allan P. Markin, no person or company beneficially owns, directly or indirectly, or exercises control or direction over voting securities carrying more than 10% of the voting rights attached to all voting securities of the Corporation. Mr. Markin has advised the Corporation that he holds 3,812,678 Common Shares, representing approximately 11% of the issued and outstanding Common Shares.

EXECUTIVE COMPENSATION

     The following table summarizes, for the periods indicated, the compensation paid by the Corporation to each individual who served as Chief Executive Officer of the Corporation in 2003 and the three most highly compensated executive officers (the “Named Executive Officers”) whose total salary and bonus exceeded $100,000 and who were serving as executive officers on December 31, 2003.

Summary Compensation Table

						Long Term
		Annual Compensation				Compensation

					Other Annual	Securities under	All Other
Name and		Salary		Bonus	Compensation(1)	Options Granted	Compensation
Principal Position	Year	($)		($)	($)	(#)	($)

David A. Tuer(2)	2003	175,000		135,000	17,625	—	—
President and Chief	2002	—		—	—	—	—
Executive Officer	2001	—		—	—	—	—

Jim Silye(3)	2003	—	(4)	—	—	—	—
President and Chief	2002	85,250		—	—	75,000	—
Executive Officer	2001	—		—	—	—	—

Barry R. Herring	2003	100,000		60,000	11,122	100,000	—
Senior Vice President, Finance	2002	—		—	—	—	—
and Chief Financial Officer	2001	—		—	—	—	—

Terry C. Schmidtke	2003	100,000		60,000	10,732	75,000	—
Senior Vice President, Operations	2002	—		—	—	—	—
and Chief Operating Officer	2001	—		—	—	—	—

Joe Straka	2003	90,000	(5)	—	6,519	50,000	—
Director, Exploration	2002	—		—	—	—	—
	2001	—		—	—	—	—

Notes:

(1)	The value of perquisites and benefits for each Named Executive Officer is less than the lesser of $50,000 and 10% of total annual salary and bonus.

(2)	Appointed Chief Executive Officer on January 6, 2003.

(3)	Appointed President and Chief Executive Officer on May 7, 2002. Terminated employment as Chief Executive Officer on January 6, 2003, and terminated employment as President on April 3, 2003.

(4)	A corporation controlled by Mr. Silye received $94,577 for consulting services from the period of January 2003 to the end of June 2003.

(5)	A corporation controlled by Mr. Straka received $32,807 for consulting services provided to the Corporation prior to Mr. Straka’s appointment as Director, Exploration.

Options Granted During The Most Recently Completed Financial Year

				Market Value of
				Common Shares
	Common Shares Under	% of Total	Exercise or	Underlying Options
	Options Granted	Options Granted	Base Price	on Date of Grant
	(#)	In Fiscal Year	($/Security)	($/Security)	Expiry Date

David A. Tuer	—	—	—	—	—
Jim Silye	—	—	—	—	—
Barry R. Herring	100,000	23.4%	$3.45	$3.45	May 30, 2008
Terry C. Schmidtke	75,000	17.5%	$3.45	$3.45	May 30, 2008
Joe Straka	50,000	11.7%	$3.90	$3.90	July 1, 2008

Notes:

(1)	Pursuant to the material terms of the Corporation’s stock option plan (the “Stock Option Plan”) under which the options were granted, the exercise price is not less than the closing market price on The Toronto Stock Exchange (“TSX”) on the day preceding the grant and are exercisable after one year as to one-third per year plus the portion of the optioned shares which could have been exercised in a previous year.

(2)	The securities under option represent Common Shares.

Aggregated Options Exercised During The Most Recently Completed Financial Year And Financial Year-End Option Values

					Value of Unexercised
			Unexercised Options as at		In-the-Money Options as at
	Securities		December 31, 2003		December 31, 2003
	Acquired on	Aggregate Value	(#)		($)(1)
	Exercise	Realized
	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

David A. Tuer	—	—	—	—	—	—
Jim Silye	75,000	142,750	—	—	—	—
Barry R. Herring	—	—	—	100,000	—	$165,000
Terry C. Schmidtke	—	—	—	75,000	—	$123,750
Joe Straka	—	—	—	50,000	—	$60,000

Note:

(1)	The closing price of the Corporation’s common shares on the TSX on December 31, 2003 was $5.10.

Report On Executive Compensation

     The Compensation Committee approves the compensation paid to the Corporation’s officers and in general the overall compensation paid by the Corporation to its employees. The compensation paid includes base salary, a year-end cash bonus, a cash bonus paid twice per year only if established performance targets are met, and awards of options to acquire the Corporation’s Common Shares pursuant to the Stock Option Plan. These forms of compensation are considered both individually and collectively to determine the compensation levels paid to each of the Corporation’s officers and employees. Compensation levels of the Corporation’s employees are reviewed annually following completed performance reviews by management.

     In arriving at the compensation levels paid by the Corporation, the Compensation Committee takes into account a number of factors, including the responsibilities and experience of the individuals, the performance of the individuals and the overall performance of the Corporation. The Compensation Committee also uses and consults available compensation surveys conducted on the industry for companies of comparable size.

     The Compensation Committee believes that, to the extent possible, granting of stock options should be used to augment the overall compensation package. To remain competitive with its industry peer group the board of directors believes it is important that the Corporation has an option plan available. The Stock Option Plan is structured so that the exercise price can not be lower than market value at the time of granting options, the options are vested over three years commencing one year after granting, and no re-pricing of options is allowed. These options provide an incentive for all employees and officers to ensure they are striving to maximize shareholder value.

     Base salaries for officers were previously set at a reasonable level for similar positions in oil and natural gas companies of comparable size. In addition, compensation in the form of yearly cash bonuses was provided to recognize performance. These cash payments were supplemented with the awarding of additional stock options. The Compensation Committee believes this is appropriate to ensure that overall compensation levels remain competitive to attract and retain quality employees while also ensuring that overall compensation levels do not become excessive. The compensation of the Corporation’s Chief Executive Officer is based on the same criteria set out above.

     Submitted by the Compensation Committee

     Keith T. Smith (Chair)
     Martin A. Lambert

Performance Graph

     The following performance graph illustrates, over the five year period ended December 31, 2003, the cumulative return to shareholders of an investment in the common shares of the Corporation compared to the cumulative total shareholder return on the S&P/TSX Composite Index, assuming the reinvestment of dividends, where applicable.

At December 31	1998	1999	2000	2001	2002	2003

♦ S&P/TSX Composite Index	$100	$129.7	$137.7	$118.5	$102.0	$126.7
• Hawker Resources Inc.(1)	$100	$62.8	$45.6	$14.9	$2.2	$16.1

Note:

(1)	The Corporation announced its intention to change its business from a pharmaceutical development company to an oil and gas company on January 6, 2003.

Compensation Of Directors

     The Corporation’s directors were not paid for attendance at board and committee meetings for the fiscal year ended December 31, 2003, however, the Corporation reimburses directors in respect of any reasonable expenses incurred by them while acting in their capacity as a director. No reimbursement of expenses was paid to members of the board of directors during the fiscal year ended December 31, 2003.

Employment Agreements

     Pursuant to an employment agreement dated as of April 3, 2003, Mr. Tuer is entitled to an annual base salary of $175,000 per year and to a discretionary bonus of up to a maximum of 200% of his base salary as determined by the board of directors of the Corporation in light of the Corporation’s overall operational and financial performance. In the event Mr. Tuer is terminated other than for cause, he is entitled to a payment equal to his annual base salary at the date of termination multiplied by 1.5 and his average bonus entitlement for the two preceding years multiplied by 1.5.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     The Corporation’s board of directors continually evaluates the corporate governance policies and procedures of the Corporation. Regulatory changes that have occurred as a result of the enactment of the Sarbanes-Oxley Act 2002, and proposed changes to the TSX Corporate Governance Guidelines are continually monitored by the Corporation’s Board of directors and the board will take appropriate action as regulatory changes occur. In the following table, the Corporation’s corporate governance procedures are compared with the current TSX guidelines on corporate governance.

	TSX Guideline		Hawker Alignment	Commentary

1.	The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:		Yes	The board of directors acknowledges its responsibility for the stewardship of the Corporation in overseeing the business and affairs of the Corporation. In particular, the Board:

	(a)	adoption of a strategic planning process;	Yes	(a)	ensures the Corporation has appropriate short and long term goals and has implemented a strategic planning process;

	(b)	the identification of the principal risks of the corporation’s business and ensuring the implementation of appropriate systems to manage these risks;	Yes	(b)	identifies the principal business risks and ensures proper systems are in place to manage these risks and protect shareholder value;

	(c)	succession planning, including appointing, training and monitoring senior management;	Yes	(c)	ensures that senior management is of the highest caliber and that adequate systems are in place for the appointment, development and monitoring of senior management to facilitate the orderly succession of senior management;

	(d)	a communication policy for the corporation;	Yes	(d)	ensures the Corporation’s communication policy enables it to effectively communicate with shareholders, other stakeholders and the public generally, including the capital markets;

	TSX Guideline	Hawker Alignment	Commentary

	(e) the integrity of the corporation’s internal control and management information systems.	Yes	(e) ensures the Corporation has in place adequate internal controls and management information systems.

2.	The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors as defined by the TSX.	Yes	The board of directors is comprised of 6 members, all of whom have extensive and varied business experience. The majority of the directors are non-management “unrelated directors”, as defined in the Report of The Toronto Stock Exchange Committee on Corporate Governance in Canada. The Corporation does not have a significant shareholder with the ability to exercise a majority of the votes for the election of directors.

3.	The application of the definition of “unrelated director” to each director should be the responsibility of the board and the analysis of the application of the principles supporting the conclusions of the board should be disclosed on an annual basis.	Yes	All of the members of the board of directors of the Corporation are non-management “unrelated directors” with the exception of Mr. D.A. Tuer, President and Chief Executive Officer. All other members of the board of directors are free from any interest and any business or other relationship that could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the Corporation.

4.	The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility of proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.	Yes	The Board created the Corporate Governance Committee comprised exclusively of non-management “unrelated directors” who are M.A. Lambert and R.P. Mathison, which is responsible for the identification and recommendation to the board of individuals qualified to become board members and for the ongoing assessment of directors.

5.	Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.	Yes	The Corporate Governance Committee is responsible for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors. The assessment is ongoing and includes an annual questionnaire that each director must complete. The committee reviews the submitted questionnaires and the results constitute part of the report to the full board.

6.	Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.	Yes	The Corporation has an informal orientation and education program, which allows unrestricted direct access by any board member to any member of senior management and their staff.

	TSX Guideline	Hawker Alignment	Commentary

7.	Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake, where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.	Yes	The Corporation’s Articles of Incorporation restrict the size of the Board to a maximum of 11 members. The Board continually monitors its decision-making effectiveness and where appropriate will make the necessary changes to establish a board size to facilitate effective decision-making.

8.	The board of directors should review the adequacy and form of the compensation of directors and ensure compensation realistically reflects the responsibilities and risk involved in being an effective director.	Yes	The Compensation Committee comprising Messrs K.T. Smith and M.A. Lambert, reviews the adequacy and structure of directors’ compensation and make recommendations designed to ensure the directors’ compensation realistically reflects the responsibilities of the board of directors. The Compensation Committee is presently reviewing director’s compensation levels with a view to making appropriate adjustments to director’s compensation for the 2004 year to reflect the increased governance responsibilities being placed on the directors by the Corporation.

9.	Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.	Yes	The Board has established four committees; (i) the Audit Committee as described in paragraph 13; (ii) the Compensation Committee as described in paragraph 8, (iii) the Corporate Governance Committee as described in paragraphs 4, 5 and 10; and, (iv) the Reserves Committee comprised entirely of non-management “unrelated directors” who are S.G.P. Grad and K.T. Smith. The Reserves Committee communicates directly with the Corporation’s external independent engineering firm to review the qualifications of and procedures used by the independent engineers in determining the estimate of the Corporation’s quantities and value of petroleum and natural gas reserves remaining.

10.	Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation’s approach to governance issues. This committee would, amongst other things, be responsible for the corporation’s response to these governance guidelines.	Yes	The Corporate Governance Committee is expressly charged with the responsibility for developing the Corporation’s approach to governance issues and is responsible for the Corporation’s response to these governance guidelines.

	TSX Guideline	Hawker Alignment	Commentary

11.	The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, including the definition of the limits to management’s responsibilities. In addition, the board should approve or develop the corporate objectives, which the CEO is responsible for meeting.	Yes	The Corporate Governance Committee is preparing the Corporation’s corporate governance guidelines for consideration by the full board. The board is responsible for the stewardship of the Corporation. Any responsibility that is not delegated to senior management or a Board committee remains with the full board. In addition, the board in conjunction with senior management determines the limits of management’s responsibilities and establishes annual corporate objectives which management is responsible for meeting.

12.	Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management.	Yes	The board of directors functions independently of management and appoints the Chairman. At least once during each year, immediately following the termination of a regularly scheduled Board meeting, the non-management “unrelated directors” meets in executive session without the presence of management to discuss whatever topics are appropriate. These meetings are chaired by the Chairman of the Corporate Governance Committee. Additional executive sessions may be scheduled from time to time as determined by a majority of the non-management “unrelated directors” in consultation with the Chairman of the Board and Chairman of the Corporate Governance Committee.

13.	The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control.	Yes	The Board created the Audit Committee comprised of Messrs. B.J. Kenway, R.P. Mathison and M.A. Lambert who are all non-management “unrelated directors”. The Audit Committee is responsible for selecting and recommending the appointment of the Corporation’s independent auditors by the shareholders, pre-approving all audit and non-audit services to be provided to the Corporation and establishing the fees to be paid to the independent auditors. The committee meets directly with the Corporation’s independent auditors both with management and independent of management and is responsible for monitoring the preparation and audit of the Corporation’s financial statements and the establishment of appropriate internal controls. In addition the committee provides an avenue for communication between each of the independent auditors, financial and senior management and the board.

	TSX Guideline	Hawker Alignment	Commentary

14.	The board of directors should implement a system, which enables an individual director to engage an outside adviser at the expense of the company in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.	Yes	The full board or any member of the board can engage outside advisors at the expense of the Corporation in appropriate circumstances.

FINANCIAL STATEMENTS AND AUDITORS’ REPORT

     The audited financial statements of the Corporation for the year ended December 31, 2003 and the Auditors’ Report thereon will be received at the Meeting. These statements and the Auditors’ Report are contained in the 2003 Annual Report of the Corporation, which is being provided to each shareholder entitled to receive a copy of the notice of meeting and this Circular.

ELECTION OF DIRECTORS

     The board of directors is elected annually and consists of such number of directors as fixed from time to time by resolution of the directors, such number being not less than one and not more than 11. The number of directors to be elected at the Meeting is fixed at six.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote for the election, as directors of the Corporation, of the nominees whose names are set forth below. All of the nominees are currently directors of the Corporation. Each director elected will hold office until the close of the next annual meeting or until his successor is duly elected, unless his office is vacated earlier in accordance with the Corporation’s by-laws or applicable law. The Corporation is required to have an Audit Committee, which is comprised of Messrs. B.J. Kenway, R.P. Mathison and M.A. Lambert. The Corporation does not have an Executive Committee.

			Number of Common
			Shares Beneficially
Name and Municipality of	Position with	Principal Occupation	Owned/Controlled or
Residence	Corporation	Within Last Five Years	Directed	Director Since

David A. Tuer Calgary, Alberta	President and Chief Executive Officer and a Director	President and Chief Executive Officer and a Director of the Corporation. Prior to October 2001, President, Chief Executive Officer and a Director of PanCanadian Energy Corporation.	825,466	January 6, 2003

Ronald P. Mathison(1)(2) Calgary, Alberta	Chairman and a Director	President of Matco Investments Ltd. (a private investment company); prior to 1999, Principal, Peters & Co. Limited.	1,655,374 (5)	April 3, 2003

Stan G.P. Grad(3) Calgary, Alberta	Director	Independent Businessman.	47,050	April 21, 2003

			Number of Common
			Shares Beneficially
Name and Municipality of	Position with	Principal Occupation	Owned/Controlled or
Residence	Corporation	Within Last Five Years	Directed	Director Since

Bruce J. Kenway, C.A.(1) Calgary, Alberta	Director	Partner, Kenway Mack Slusarchuk Stewart LLP, Chartered Accountants.	70,637	March 31, 1994

Martin A. Lambert(1)(2)(4) Calgary, Alberta	Director	Partner, Bennett Jones LLP (a law firm). Prior to May 2000, Chief Executive Officer and a partner, Bennett Jones LLP.	44,400 (6)	April 3, 2003

Keith T. Smith(3)(4) Calgary, Alberta	Director	President and Chief Executive Officer of zed.i solutions inc. from April 2001. Prior thereto, Vice President, Corporate Development with zed.i solutions inc. since April 2000 and Executive Vice President of Acanthus Resources Ltd., a private oil and gas company, from August 1998 to April 2000.	22,575	April 3, 2003

Notes:

(1)	Member of the Audit Committee.

(2)	Member of the Corporate Governance Committee.

(3)	Member of the Reserves Committee.

(4)	Member of the Compensation Committee.

(5)	Includes 1,430,934 Common Shares held by Matco Capital Ltd. and 30,290 Common Shares held by 970183 Alberta Ltd., entities indirectly controlled by Mr. Mathison.

(6)	Excludes 1,430,934 Common Shares held by Matco Capital Ltd. in respect of which Mr. Lambert has an indirect minority beneficial interest.

FUTURE PRIVATE PLACEMENTS

     The Corporation from time to time investigates opportunities to raise financing on advantageous terms. The Corporation may undertake one or more financings over the next year and, if undertaken, expects some of them to be structured as private placements of treasury shares.

     Under the rules of the TSX the aggregate number of shares of a listed company which are issued or made subject to issuance (i.e. issuable under a share purchase warrant or option or other convertible security) by way of one or more private placement transactions during any particular six-month period must not exceed 25% of the number of shares outstanding (on a diluted basis) prior to giving effect to such transactions (the “TSX 25% Rule”), unless there has been shareholder approval of such transactions.

     The application of the TSX 25% Rule may restrict the availability to the Corporation of funds which it may wish to raise in the future by private placement of its securities.

     In particular, management of the Corporation considers it to be in the best interests of the Corporation to solicit private placement funds for working capital and its operations. The TSX has a working practice that it will accept advance approval by shareholders in anticipation of private placements that may exceed the TSX 25% Rule, provided such private placements are completed within 12 months of the date such advance shareholder approval is given.

     The Corporation currently has 35,997,200 Common Shares issued and outstanding and the Corporation proposes that the maximum number of Common Shares which either would be issued or made subject to issuance under one or more private placements in the twelve month period commencing on April 28, 2004 would not exceed 17,998,600 Common Shares in the aggregate, or approximately 50% of the Corporation’s issued and outstanding shares as at March 5, 2004.

     Any private placement proceeded with by the Corporation under the advance approval being sought at the Meeting will be subject to the following additional restrictions:

(a)	it must be substantially with parties at arm’s length to the Corporation;

(b)	it cannot materially affect control of the Corporation;

(c)	it must be completed within a twelve month period following the date the shareholder approval is given; and

(d)	it must comply with the private placement pricing rules of the TSX which currently require that the issue price per Common Share must not be lower than the closing market price of the Common Shares on the TSX on the trading day prior to the date notice of the private placement is given to the TSX (the “Market Price”), less the applicable discount, as follows:

Market Price	Maximum Discount

$0.50 or less	25%
$0.51 to $2.00	20%
Above $2.00	15%

(For these purposes, a private placement of unlisted convertible securities is deemed to be a private placement of the underlying listed securities at an issue price equal to the lowest possible price at which the securities are convertible by the holders thereof).

     In any event, the TSX retains the discretion to decide whether a particular placement is “substantially” at arm’s length or will materially affect control, in which case specific shareholder approval may be required.

     In anticipation that the Corporation may wish to enter into one or more private placements in the next 12 months that will result in it issuing and/or making issuable such number of its Common Shares, taking into account any shares that may be issued upon exercise of any warrants, options or other rights granted in connection with the private placements, that will exceed the TSX 25% Rule, at the Meeting the Corporation’s shareholders will be asked to consider and, if thought fit, to approve, a resolution authorizing the issuance by the Corporation, in one or more private placements during the twelve month period commencing April 28, 2004, of such number of securities as would result in the Corporation issuing or making issuable up to 17,998,600 Common Shares.

     In order for the foregoing resolution to be passed, it must be approved by a simple majority of votes cast by shareholders who vote in person or by proxy at the Meeting.

STOCK OPTION PLAN

     At the Meeting, resolutions will be proposed to amend the Stock Option Plan of the Corporation to provide for a cash payment feature and to increase the number of Common Shares reserved for issuance thereunder. The Stock Option Plan was established in May of 2000. At the Corporation’s annual and special meeting held April 3, 2003, the Corporation’s shareholders fixed the aggregate number of Common Shares reserved for issuance thereunder at 1,487,500.

Cash Payment Feature

     The Corporation recognizes the need to strike the proper balance between having a long term compensation program for employees and directors to align their interests with those of shareholders while addressing shareholder concerns about dilution caused by the continual granting and exercising of options pursuant to a stock option program. To advance both goals, management of the Corporation proposes a structure which it believes may substantially decrease the number of Common Shares issued pursuant to options. The Corporation proposes to provide optionholders, for both existing and future options, with the right to surrender vested options for cancellation in return for a direct cash payment from the Corporation, which would essentially be the same as the amount the optionholders would otherwise realize in exercising their options and immediately selling the Common Shares issued upon exercise. The choice to surrender options will be the optionholder’s and the Corporation will not have the right to, by its own decision, make the cash payment rather than issue Common Shares pursuant to the exercise of an option. The implementation of this proposal requires shareholder approval.

     The inclusion of this cash payment feature in options granted under the Corporation’s previously approved Stock Option Plan will enable the Corporation to provide the same benefits to optionholders and provide optionholders with a liquidity feature without increasing the number of outstanding Common Shares, to the extent that optionholders utilize this feature. The Corporation anticipates that some optionholders may utilize this feature rather than exercising their options because it will allow optionholders to realize the value of their options through a simplified procedure and without brokerage costs associated with the sale of the Common Shares acquired upon exercise of options. Under current law, the tax liability for optionholders will be essentially the same so long as it is the optionholder and not the Corporation which has the cash-out right.

     The cash payment feature will provide shareholders with the additional benefit of increased transparency of the cost of employee and director compensation as well as a tax advantage to the Corporation, since cash payments made for options surrendered will be deductible by the Corporation as an employment expense for income tax purposes. Under Canadian accounting rules, the Corporation will be required to recognize a liability and compensation expense for options granted with a cash payment feature. The liability to be recorded by the Corporation will equal the intrinsic value of the options, which is the amount by which the current market price exceeds the exercise price. The intrinsic value of options is zero upon grant. The compensation expense for an accounting period will equal the change in the intrinsic value of the options, such that, over the life of an option with a cash payment feature, the cumulative compensation expense recorded by the Corporation will equal the amount of money the Corporation will pay to the optionholder upon exercise of the cash payment feature.

     The board of directors considered a wide range of alternative strategies before determining that the cash payment feature is the optimum solution to concurrently address shareholder concerns regarding the use of options and to advance competitive long-term incentive objectives. Compensation levels and components must be consistent with industry norms in order to attract and retain skilled personnel. Industry norms dictate that the Corporation provide a long-term compensation incentive, which is best realized by providing compensation linked to Common Share performance. If such compensation is not to involve issuing new Common Shares, it must involve, either directly or indirectly, cash compensation. Most forms of cash compensation are taxed as employment income in the hands of the employee or director; therefore, the Corporation would be required to increase compensation levels to achieve the same net incentive if it were to adopt some alternative form of cash compensation. The board of directors believes that including the proposed cash payment feature in existing and future options is the best solution to substantially reduce shareholder dilution while maintaining industry norm compensation levels at a lower cost to the Corporation.

     The board of directors has approved amendments to the Stock Option Plan, subject to shareholder approval, to specifically provide that options granted thereunder may give the optionholder the right to surrender the option for cancellation and receive a cash payment from the Corporation based on the amount by which the market price of the Common Shares at the time of surrender exceeds the exercise price of the option.

     The amendments to the Stock Option Plan provide that the Common Shares subject to any option that is surrendered pursuant to the cash payment feature will be available for future options granted under the Stock Option Plan, as is the case for options which expire or are cancelled without having been exercised. As it is anticipated that some optionholders may utilize the cash payment feature, it is likely that, with an increase in the number of Common Shares reserved under the Stock Option Plan, a steady state of options granted and surrendered will be reached, requiring no further increases in the number of Common Shares reserved for option grants.

     If the shareholders approve the amendment to the Stock Option Plan, it is anticipated that future options granted under the Stock Option Plan will contain this cash payment feature and that existing options will be amended to include the cash payment feature. If existing options are amended, at the time the amendments become effective the Corporation will record compensation expense and a liability equal to the intrinsic value of the options as determined on the effective date. The intrinsic value will be the amount by which the market price exceeds the exercise price of the amended options. Based on a market price of $5.25/Common Share, the intrinsic value of all the outstanding stock options as at March 5, 2004 is approximately $0.7 million.

Summary of Reasons to Support the Cash Payment Feature

The board of directors recommends implementing the cash payment feature for six principal reasons:

1.	The cash payment feature may reduce the dilution implied by existing unexercised options.

2.	The cash payment feature may reduce the dilution implied by future grants of options.

3.	The cash payment feature will, if utilized by optionholders, make the cost of the Stock Option Plan transparent, as the Corporation will recognize a liability and compensation expense for all cash payments made as a result of the surrender of options.

4.	The Corporation will realize tax deductions for cash payments made pursuant to the feature.

5.	Alternative long-term compensation incentive schemes involving cash payments would be more expensive for the Corporation.

6.	Optionholders who utilize the cash payment feature will no longer be required to pay broker fees to realize option value, and their tax liability will not be materially affected.

Increase in Number of Common Shares Issuable under the Stock Option Plan

     In order for the Stock Option Plan with the proposed cash payment feature to be self-sustaining, a sufficient number of Common Shares must be reserved for issue pursuant to options under the Stock Option Plan. The board of directors does not expect any significant number of such reserved Common Shares will be issued. Rather, an increased number of Common Shares reserved under the Stock Option Plan will allow the Corporation to grant options with a cash payment feature in quantities consistent with industry norms until the rate of options being surrendered for cash payments is sufficient to support subsequent option grants. An increase in Common Shares reserved under the Stock Option Plan is intended to facilitate a steady state of options being granted and surrendered, such that the requirement for any further increase will be unlikely. Accordingly, the board of directors has approved an amendment to the Stock Option Plan to increase the number of Common Shares that may be issued pursuant to options granted thereunder by 1,800,000 Common Shares, subject to the approval of the shareholders.

     The following table sets forth the number of Common Shares that may be subject to option grants under the Stock Option Plan, after the proposed amendment, as at March 5, 2004.

		Common Shares	Maximum Common
	Common Shares	Available for	Shares Subject to
	Subject to	Future Option	and Available for
	Outstanding Options	Grants	Option Grants

Currently Approved	444,001	737,512	1,181,513
Proposed Increase	—	1,800,000	1,800,000
Total	444,001	2,537,512	2,981,513
% of Outstanding Common Shares	1.2%	7.0%	8.3%

     The board of directors recommends that shareholders vote in favour of both of the proposed resolutions relating to the Stock Option Plan. In order for the resolutions to be passed, they must be approved by a simple majority of votes cast by shareholders who vote in person or by proxy at the Meeting.

RECLASSIFICATION OF CLASS A SHARES

     The board of directors of the Corporation has determined that it is in the best interests of the Corporation to simplify the Corporation’s share structure by reclassifying the existing class A shares in the capital of the Corporation (the “Class A Shares”) into Common Shares. The board of directors believes that the liquidity and valuation of the Common Shares would likely be improved by converting its outstanding securities to a single class, as trading volumes would be aggregated into one security and any discount associated with the inferior security would be eliminated. In addition, the board of directors believes that the existence of a single class of securities contributes to good corporate governance as the Corporation’s share structure is simplified and made more transparent and understandable.

     There are currently 3,874,437 Class A Shares outstanding, which shares have all of the rights and privileges associated with the Common Shares, excluding the right to vote. The nominees for election as directors of the Corporation and the Named Executive Officers as a group control, directly and indirectly, an aggregate of 3,371,652 Class A Shares, representing 87% of the issued and outstanding Class A Shares. The reclassification of the Class A Shares would result in the issuance of an additional 3,874,437 Common Shares, which number represents approximately 10.7% of the current issued and outstanding Common Shares.

     The board of directors recommends that shareholders vote in favour of the proposed reclassification of the Class A Shares. Shareholders will be asked at the Meeting to consider, and if thought fit, to approve, with or without variation, the following resolution:

BE IT RESOLVED, as a special resolution, that the articles of incorporation of the Corporation be amended to reclassify the Class A Shares into Common Shares in the capital of the Corporation on a one for one basis and to remove the Class A Shares from the authorized capital of the Corporation, all as more particularly described in the Information Circular of the Corporation dated March 5, 2004.

     In order for the foregoing special resolution to be passed, it must be approved by a majority of not less than 66 2/3% of the votes cast by the holders of Common Shares and Class A Shares, voting as separate classes, who vote in person or by proxy at the Meeting.

     Under the Business Corporations Act (Alberta) (the “Act”), holders of Class A Shares may dissent in respect of the proposed amendment to the articles of incorporation of the Corporation by following the procedure prescribed in the Act which is summarized below.

     A shareholder entitled to dissent and who complies with the Act is entitled to be paid by the Corporation the fair value of the Class A Shares held by him, determined as of the close of business on the last business day before the day on which the resolution is adopted. A registered shareholder may dissent only with respect to all of the Class A Shares held by such registered shareholder or with respect to all of the Class A Shares held on behalf of any one beneficial owner and registered in the dissenting shareholder’s name. Persons who are beneficial owners of Class A Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that only the registered owners of Class A Shares are entitled to dissent. Accordingly, if you are a beneficial owner of Class A Shares desiring to exercise your right of dissent, you must make arrangements for such shares beneficially owned by you to be registered in your name prior to the time the written objection to the special resolution is required to be received by the Corporation or, alternatively, make arrangements for the registered holder of your Class A Shares to dissent on your behalf.

     Each shareholder who intends to dissent must comply with the provisions of Section 191 of the Act which provides, among other things, that each dissenting shareholder must, at or before the Meeting, send to the Corporation a written objection to the resolution in respect of which he is dissenting. If the shareholder and the Corporation cannot agree on the fair value for the Class A Shares, either the Corporation or the dissenting shareholder may apply to a Court by originating notice after the adoption of the resolution to fix the fair value. Upon an application being made the Corporation is obliged, unless the Court otherwise orders, to send to each dissenting shareholder a written offer to pay him an amount considered by the directors of the Corporation to be the fair value of his shares and a statement showing how the fair value was determined. A dissenting shareholder may accept the Corporation’s offer at any time before the Court fixes the fair value of his shares. If the Corporation’s offer is not accepted, the Court must make an order fixing the fair value of the shares, giving judgment in the amount in favour of each dissenting shareholder and determining the time in which the Corporation must pay the amount. The Court may also in its discretion allow a reasonable rate of interest. A dissenting shareholder is not required to give security for costs in respect of a court application and, except in special circumstances, is not required to pay the costs of the application or appraisal.

     A dissenting shareholder ceases to have any rights as a shareholder of the Corporation other than the right to be paid the fair value of his shares upon:

(a)	the action approved by the resolution from which the shareholder dissents becoming effective;

(b)	the making of an agreement between the Corporation and the shareholder for the purchase of his shares; or

(c)	the pronouncement of an order by the Court respecting the fair value of his shares.

     Prior to the occurrence of one of these events the shareholder may withdraw his dissent or the Corporation may rescind the resolution.

     The Corporation may not make a payment to a dissenting shareholder if there are reasonable grounds for believing that the Corporation is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities. In such a case, the Corporation must notify each dissenting shareholder that it is unable lawfully to pay for his shares. Each dissenting shareholder may then withdraw his notice of objection and be reinstated to his full rights as a shareholder, failing which he retains his status as a claimant against the Corporation to be paid when the Corporation is able to do so.

     The above is only a summary of the provisions of Section 191 of the Act and is qualified in its entirety by reference to the full text of Section 191 which is attached hereto as Exhibit “A”. These provisions are technical and complex. It is suggested that any shareholder wishing to dissent seek independent legal advice since the failure to comply strictly with the provisions of the Act may prejudice his or her right to dissent.

APPOINTMENT OF AUDITORS

     The persons named in the accompanying form of proxy intend to vote for the appointment of Ernst & Young LLP as auditors of the Corporation for the ensuing year at remuneration to be fixed by the board of directors.

INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

     Management of the Corporation is not aware of any material interest of any director or nominee for director, or senior officer or anyone who has held office as such since the beginning of the Corporation’s last financial year, or any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting, except as disclosed herein.

APPROVAL OF CIRCULAR

     The contents and sending of this Circular has been approved by the board of directors of the Corporation.

CERTIFICATE

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     DATED at Calgary, Alberta, the 5th day of March, 2004.

(Signed) David A. Tuer	(Signed) Barry R. Herring
David A. Tuer	Barry R. Herring
President and Chief Executive Officer	Senior Vice President, Finance and Chief Financial Officer

EXHIBIT “A”

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA):

191(1)	Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2)	A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)	In addition to any other right he may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6)	An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

(a)	by the corporation, or

(b)	by a shareholder if the shareholder has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

(7)	If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8)	Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)	Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

(10)	A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)	In connection with an application under subsection (6), the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13)	On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

(c)	fixing the time within which the corporation must pay that amount to a shareholder.

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(14)	On

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)	the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c)	the pronouncement of an order under subsection (13);

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)	Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)	Until one of the events mentioned in subsection (14) occurs,

(a)	the shareholder may withdraw the shareholder’s dissent, or

(b)	the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17)	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)	If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)	Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

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